SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2004

FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

(Exact name of registrant as specified in its charter)

Florida	001-31883	20-0175526
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2150 Goodlette Road North, Naples, Florida	34102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (239) 262-7600

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events.

On August 1, 2004, First National Bankshares of Florida, Inc. (the “Company”) signed a definitive Agreement and Plan of Merger (the “Merger Agreement”) which provides for the acquisition of the Company by Fifth Third Bancorp, an Ohio corporation (“Fifth Third”) through the merger of the Company with and into Fifth Third. The Board of Directors of both Fifth Third and the Company approved the Merger Agreement and the transactions contemplated thereby.

As a result of the merger, each issued and outstanding share of common stock of the Company will be exchanged for 0.5065 shares of Fifth Third common stock.

The merger is intended to constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

The Merger Agreement provides that each option granted by the Company to purchase shares of common stock of the Company which is outstanding and unexercised immediately prior to the effective time of the merger will be converted into and become a right to purchase shares of Fifth Third common stock. The number of shares of Fifth Third common stock subject to each option will be equal to the number of shares of common stock of the Company subject to such option immediately prior to the effective time of the merger multiplied by the exchange ratio, and the per share exercise price of Fifth Third common stock purchasable thereunder shall be that specified in the option divided by the exchange ratio.

Consummation of the merger is subject to various conditions, including approval of the Merger Agreement by shareholders of the Company, receipt of customary banking regulatory approvals and satisfaction of certain other conditions.

The preceding summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit hereto, is not intended to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 7. Financial Statements and Exhibits.

(c) Exhibits:

2.1	Agreement and Plan of Merger, dated as of August 1, 2004, by and between Fifth Third Bancorp and First National Bankshares of Florida, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

By:	/s/ Robert T. Reichert
Robert T. Reichert, Chief Financial Officer

Dated: August 3, 2004

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of August 1, 2004, by and between Fifth Third Bancorp and First National Bankshares of Florida, Inc.
.